Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-146475 on Form S-8 of Teradata Corporation of our report dated June 24, 2021, relating to the statement of net assets available for benefits of Teradata Savings Plan as of December 31, 2020, appearing in this Annual Report on Form 11-K of Teradata Savings Plan for the year ended December 31, 2021.

/s/ Moss Adams LLP

Campbell, California
June 27, 2022